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                                                                    EXHIBIT 99.1

         SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENTS
              FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS

You should consider the following factors in evaluating our business or an investment in our common stock. If any of the following or other risks actually occurs, our business, financial condition and results of operations could be adversely affected. In such case, the value of our common stock could decline.

                    RISKS RELATED TO THE PROPOSED TRANSACTION
                                 WITH AEGON N.V.

EVEN IF OUR STOCKHOLDERS AUTHORIZE THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, THE TRANSACTIONS MAY NOT CLOSE AND OUR DISSOLUTION MAY NOT BE EFFECTED.

      The closing of the Reorganization Agreement is subject to numerous conditions. Even if stockholders holding a majority of our outstanding shares of common stock vote to authorize the Reorganization Agreement, we cannot guarantee that such conditions will be satisfied and that the transaction with AEGON will be closed. If the Reorganization Agreement does not close, we will not dissolve and liquidate our business as set forth in the Reorganization Agreement regardless of whether it was authorized by our stockholders.

THE PRICE OF AEGON COMMON SHARES DETERMINED DURING THE CALCULATION PERIOD MAY NOT BE INDICATIVE OF THE PRICE OF SUCH SHARES ON THE CLOSING DATE OF THE ASSET TRANSFER WHEN AEGON COMMON SHARES ARE DELIVERED TO GLOBAL PREFERRED OR ON THE DATE OF ANY DISTRIBUTION TO GLOBAL PREFERRED'S STOCKHOLDERS IN THE DISSOLUTION.

      The consideration to be paid to us pursuant to the Reorganization Agreement will be in the form of AEGON common shares of New York registry. The number of such AEGON common shares that will be delivered to us on the day that the Reorganization Agreement closes will be calculated by first (1) converting $57,000,000 to Euro based on the currency exchange rate quoted in the Wall Street Journal six business day prior to the commencement of the Calculation Period (the "Currency Conversion Date"), and then (2) dividing such amount by the average of the closing prices of AEGON common shares quoted on Euronext Amsterdam during the Calculation Period (the "Average Price"). The "Calculation Period" will be the 20 trading days that immediately precede the day on which the special meeting of our stockholders takes place to consider the Reorganization Agreement and the transactions contemplated thereby.

      Except and to the extent that AEGON declares any dividend or distribution on, or reclassification of, the AEGON common shares, there will be no adjustments to the Average Price between the time that the meeting of our stockholders takes place and the time that the Reorganization Agreement closes. Because stock prices tend to fluctuate and the Average Price is an average of historical prices, the Average Price may be higher or lower than the price of AEGON common shares on the date of our special meeting and may also be different than the price of AEGON common shares that are delivered to us at the closing or the price of the AEGON common shares at the time we distribute any such shares to our stockholders in our dissolution.

      Further, in the dissolution, we intend to distribute all AEGON common shares received pursuant to the Reorganization Agreement and any of our other assets to our stockholders remaining after making adequate provision for its liabilities in accordance with Delaware law. Although our board of directors has not yet established a timetable for such distributions, if any, we expect the distribution of our remaining assets, if any, will be made to its stockholders between 200 days and one year following the filing of the certificate of dissolution with the Secretary of State of the State of Delaware. There could be a decline in the value of AEGON common shares after the Calculation Period which could have a material adverse impact on the value of the distributions, if any, received by stockholders.

AT THIS TIME, WE CANNOT DETERMINE THE AMOUNT OF ANY DISTRIBUTIONS THAT WILL BE MADE TO STOCKHOLDERS OR THE TIMING OF ANY SUCH DISTRIBUTIONS, BECAUSE THERE ARE MANY FACTORS, SOME OF WHICH ARE OUTSIDE OF OUR CONTROL, WHICH COULD AFFECT OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

      We cannot determine at this time the amount of distributions to our stockholders because that determination depends on a variety of factors, including, but not limited to, whether the Reorganization Agreement closes, the

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timing of such closing, our operating costs from the closing through the date of our liquidation in our proposed dissolution, the amount of our debts, liabilities and obligations to be paid in the future, and other contingent liabilities, general business and economic conditions and other matters. The amount of distributions to our stockholders is subject to a number of uncertainties, many of which are beyond our control. Examples of uncertainties that could reduce the value of distributions to our stockholders include the following:

      - increases in the amount of our liabilities and obligations or estimated costs and expenses of the Reorganization Agreement and our operating costs until our dissolution is completed;

      - liabilities that are unknown or contingent which later arise or become fixed in amount and must be satisfied or reserved for as part of our dissolution;

      - delays in closing of the Reorganization Agreement or delays in our dissolution that could result in additional expenses and result in reductions of distributions to our stockholders; and

      - a decline in the value of AEGON common shares prior to the time that we are able to dispose of such shares to discharge our liabilities and obligations and distribute such AEGON common shares to our stockholders.

CERTAIN OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS THAT ARE DIFFERENT FROM, OR IN ADDITION TO, THOSE OF OTHER STOCKHOLDERS, WHICH MAY HAVE INFLUENCED THEM TO SUPPORT THE TRANSACTION WITH AEGON.

      Our directors and executive officers participate in certain compensation arrangements that provide them with interests in the Reorganization that are different from, or are in addition to, other stockholders. In particular, additional interests of executive officers include employment agreements, severance benefits and other employment-related benefits to become effective upon the closing of the Reorganization Agreement. In addition, we have granted options to purchase up to 215,750 shares of common stock to our executive officers and directors. Our board of directors has elected to fully vest and cancel each of these outstanding options as of the closing date of the Reorganization Agreement in exchange for that number of whole shares of common stock that each optionee would have been entitled to receive had they exercised their option on a "net" share exercise basis on the closing date. As a result, the optionees will be entitled to receive distributions in the Reorganization based on the net number of shares subject to their options at the time of closing. The members of our board of directors knew about these additional interests and arrangements, and considered them when they approved the Reorganization. As a result, our directors and executive officers could be more likely to support approval of the Reorganization Agreement than if they did not hold these interests.

IF WE TERMINATE THE REORGANIZATION AGREEMENT UNDER CERTAIN CIRCUMSTANCES, WE WILL INCUR SUBSTANTIAL COSTS.

      If we terminate the Reorganization Agreement under certain circumstances, AEGON may assert its rights to certain termination fees which may range from $1,000,000 to $2,000,000. The payment of any such termination fee may have a material adverse impact on our business and operations if we terminate the Reorganization Agreement and either elect to continue our full operations or enter into another strategic transaction.

OUR STOCKHOLDERS MAY BE LIABLE TO OUR CREDITORS FOR AN AMOUNT UP TO THE AMOUNT OF DISTRIBUTIONS THEY RECEIVED PURSUANT TO OUR DISSOLUTION AND LIQUIDATION IF OUR RESERVE FOR PAYMENTS TO CREDITORS ARE INADEQUATE.

      We intend to make one or more distributions of AEGON common shares to our stockholders, after a determination has been made that we have sufficient assets to satisfy liabilities and obligations to creditors, which will be withheld as a contingency reserve. If we fail to create an adequate contingency reserve for payment of expenses and liabilities (including any tax liability resulting from the Reorganization not qualifying as a tax-deferred "reorganization") during the three-year period following our filing of a certificate of dissolution with the Secretary of State of the State of Delaware, each of our stockholders could be held liable for payment to our creditors of such stockholder's pro rata share of amounts owed to creditors in excess of the contingency reserve. The liability of a stockholder would be limited to the amounts previously received by such stockholder from us. In such an event, a stockholder could be required to return all distributions previously made to such stockholder in respect of its shares of our common stock. Moreover, in the event a stockholder has paid taxes on amounts previously received in respect of its shares of our common stock, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder's repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. It is possible that a stockholder could receive nothing under our plan of dissolution if our actual liabilities and obligations, including unanticipated claims, exceeds the value of our

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assets, including the value of the AEGON common shares. There can be no assurance that the contingency reserve we establish will be adequate to cover any expenses and liabilities. However, we intend to exercise caution in making any distributions to stockholders in order to minimize this type of risk.

IF THE REORGANIZATION DOES NOT QUALIFY AS A TAX-DEFERRED REORGANIZATION, GLOBAL PREFERRED AND ITS STOCKHOLDERS WILL INCUR SUBSTANTIAL INCOME TAX LIABILITY.

      A successful IRS challenge to the status of the transactions with AEGON as a "reorganization" within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986 would result in several significant adverse U.S. federal income tax consequences. First, each stockholder would recognize gain or loss with respect to each of its shares of our common stock equal to the difference between such stockholder's basis in such shares and the fair market value of the AEGON common shares and any other consideration received in the transaction. In such an event, a stockholder's aggregate basis in the AEGON common shares so received would equal their fair market value and the stockholder's tax holding period for such shares would begin the day after the date of the distribution in liquidation. Second, the transaction would be treated as a taxable sale of assets by us. The corporate level gain or loss that we would recognize upon such a taxable sale of our assets would be equal to the difference between our adjusted tax basis in such assets and the fair market value of all of the consideration received from AEGON pursuant to the Reorganization Agreement. Our tax liability associated with any such recognized gain, after taking into account the effect of any relevant and available tax attributes (e.g., current and carryover net operating losses and tax credits), is a liability that is not assumed by AEGON or GAC in accordance with the Reorganization Agreement. It is anticipated that any such tax liability to us would be material and would reduce the amounts of AEGON common shares otherwise distributable to our stockholders. If any such tax liability were to arise in the three-year period following the dissolution and after we distribute AEGON common shares to our stockholders and if our contingency reserve were inadequate to satisfy the payment of such a tax liability, then each stockholder could be held liable for payment of such a tax liability of such stockholder's pro rata share of amounts owed in excess of our contingency reserve.

WE DO NOT HAVE ANY PRESENTLY ESTABLISHED ALTERNATIVES TO THE AEGON TRANSACTION.

      Prior to entering into the Reorganization Agreement, with the assistance of our financial advisor, we made several attempts to locate other potential business combination partners or equity investors, but no complete proposal for any such transaction was ever obtained. In the event that the Reorganization Agreement is terminated, there can be no assurance that we will be able to locate an alternative purchaser or acquisition partner or that any alternative purchaser or acquisition partner would be willing to enter into a transaction with us on terms that are acceptable to us and our stockholders.

IN RESPONSE TO THE PROPOSED TRANSACTION WITH AEGON, WE ARE BEGINNING TO CURTAIL OUR OPERATIONS, INCLUDING HIRING FREEZES. IF WE FAIL TO RETAIN THE SERVICES OF APPROPRIATE PERSONNEL, OUR PLAN OF DISSOLUTION MAY BE ADVERSELY AFFECTED.

      Due in part to the proposed transaction with AEGON, we have scaled back certain of our operations in an effort to reduce operating expenses. A reduction in work force may negatively impact our ability to conduct business in a manner comparable to past practice. Further, the completion of our dissolution plan following the closing depends in large part upon our ability to retain the services of qualified personnel who will be charged with our operations following the closing of the Reorganization Agreement. The retention of qualified personnel may be particularly difficult in light of our pending dissolution and liquidation. There can be no assurance that we will be successful in retaining the services of such qualified personnel. Should we resume full operations, the loss of the services of certain employees, or the inability to hire replacement personnel, could adversely affect the quality and profitability of our business operations.

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                  RISKS RELATED TO GLOBAL PREFERRED'S BUSINESS

OUR BUSINESS IS DEPENDENT UPON OUR RELATIONSHIPS WITH INDEPENDENT AGENTS ASSOCIATED WITH WORLD FINANCIAL GROUP AND THE LOSS OF BUSINESS PROVIDED BY THE INDEPENDENT AGENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      To date, all life insurance and annuity policies reinsured by us have been written through the agents associated with World Financial Group or its predecessor, which is an independent marketing organization ("IMO") affiliate of AEGON. If the proposed transaction with AEGON is not completed and we elect to resume full operations, our growth in new business through World Financial Group is significantly dependent on the continued willingness and ability of the agents associated with that IMO to market and sell life insurance and annuity products for life insurance companies that reinsure through us.

      We believe the ability of those agents to continue placing new business with the life insurance companies that use us for reinsurance could be affected by a number of factors, including:

      - A significant majority of our stockholders are agents associated with World Financial Group;

      - The ability of World Financial Group to retain agents who have the incentive to support us;

      - The degree of market acceptance of the products offered by those agents; and

      - The relationship between the agents and the life insurance companies that use us for reinsurance.

      If the business of World Financial Group, or any other IMO with which we establish a relationship, is materially disrupted, it could have a material adverse effect on our growth strategies and business. The business of an IMO could be adversely affected by a change of control, loss of one or more key agents, operational problems, regulatory compliance problems, litigation or other factors.

WE FACE CERTAIN SPECIALIZED RISKS COMMON TO ALL LIFE REINSURANCE COMPANIES; HOWEVER, BECAUSE OF THE CONCENTRATION OF OUR BUSINESS WITH A SMALL NUMBER OF LIFE INSURANCE COMPANIES, WE MAY HAVE A GREATER EXPOSURE TO THESE RISKS.

      If the proposed transaction with AEGON is not completed and we elect to resume full operations, we will continue to face certain specialized risks common to all life reinsurance companies. However, because Western Reserve, American Skandia, Pacific Life and Kemper issued all of the policies we currently reinsure, we may have a more concentrated exposure to these risks than other life reinsurance companies. These risks include the risk of mispricing by life insurance companies of the coverage provided by the underlying policies, adverse insurance experience risk, and risks relating to miscellaneous and external events. Adverse insurance experience risks relate to the risks insured, which may include excessive claims, poor persistency, inadequate investment results, and excessive expenses. However, as long as the life insurance companies that issue the policies we reinsure retain a proportionate share of the risk insured, they will have an incentive to underwrite and price appropriately.

      Our business faces risks resulting from miscellaneous and external events that are difficult to estimate prior to their occurrence, including litigation, governmental and regulatory changes, tax law changes, product acceptance, epidemics, catastrophic events, terrorist attacks, market trends, a significant drop in the U.S. securities markets, a general economic downturn or negative publicity related to IMOs with whom we have relationships, insurance companies whose products we reinsure or products we reinsure. Any such events could have a material adverse effect upon our business.

OUR BUSINESS IS DEPENDENT UPON A SMALL NUMBER OF REINSURANCE AGREEMENTS WITH A LIMITED NUMBER OF UNAFFILIATED INSURANCE COMPANIES AND THE LOSS OF NEW BUSINESS PROVIDED BY THEM COULD ADVERSELY AFFECT US.

      To date, we have derived all of our life reinsurance revenues from variable universal life policies issued by Western Reserve, Pacific Life and Kemper and all of our annuity reinsurance revenues from variable annuities issued by Western Reserve and American Skandia.

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      We have an agreement with Western Reserve that provides us with the first rights to reinsure new products offered by Western Reserve or its U.S. affiliates that are sold by agents associated with World Financial Group. These contractual rights are subject to premium production requirements. These agreements provide for automatic renewals following their initial terms, subject to termination or non-renewal upon notice of at least 180 days.

      The termination, non-renewal or unfavorable renegotiation of the reinsurance of new policies under these agreements would have a material adverse effect on our growth; however, it would not affect our right to continue to reinsure the policies already reinsured.

IF THE PROPOSED TRANSACTION WITH AEGON IS NOT COMPLETED AND WE ELECT TO RESUME FULL OPERATIONS, THEN OUR GROWTH STRATEGY AND BUSINESS COULD BE AFFECTED IF WE ARE UNABLE TO EXERCISE OUR CONTRACTUAL RIGHTS TO EXPAND THE SCOPE OF OUR EXISTING REINSURANCE ARRANGEMENTS.

      If, for any reason, whether for contractual reasons, lack of sufficient capital or otherwise, we are unable to, or choose not to, exercise the rights under these agreements to expand our reinsurance business, our growth could be affected. We cannot assure you that, if the proposed transaction with AEGON is not completed and we elect to resume full operations, we will exercise our rights under these agreements.

IF WE ARE UNABLE TO DEVELOP NEW RELATIONSHIPS WITH IMOS, THE LONG-TERM GROWTH OF OUR BUSINESS COULD BE MATERIALLY AFFECTED.

      Should we elect to resume full operations, our growth strategy would include developing affiliations with new IMOs similar to the one we have with World Financial Group. If necessary, we intend to use various financial incentives, which may include stock, warrants and other forms of equity participation in our company, or by offering actuarial and management advisory services, to form relationships with new IMOs. We cannot assure you that we will be successful in our efforts to establish these relationships. Furthermore, our inability to develop these relationships could materially affect our business.

WE RELY ON NUMEROUS THIRD PARTIES TO PROVIDE POLICY ADMINISTRATION, INVESTMENT MANAGEMENT AND ADMINISTRATIVE SUPPORT SERVICES. IF THESE THIRD PARTIES DO NOT PROVIDE SATISFACTORY SERVICE AND ACCURATE INFORMATION, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      The policies we reinsure are administered by the life insurance companies issuing the policies. The life insurance companies provide us with the information necessary for managing our reinsurance business. We do not participate in the underwriting or any of the direct administration of the reinsured policies and have conducted only a limited review of the administrative practices of the life insurance companies for which we provide reinsurance. Therefore, management may not have sufficient or timely information to evaluate the quality or the administration of the business reinsured by us or the accuracy of the information provided by these life insurance companies, though our agreements may provide us some limited oversight in the form of audit rights.

      We utilize an independent investment manager to invest our assets in accordance with our investment guidelines. Conning Asset Management Inc., a subsidiary of Swiss Reinsurance Company, has been our investment manager since June 1998. Conning has discretionary authority to manage our non-cash investment portfolio. As a result, the performance of our aggregate investment portfolio depends largely on the ability of Conning to select and manage appropriate investments. We cannot assure you that Conning will be successful in meeting our investment objectives. We also cannot assure you that Conning will not terminate its agreement with us. The inability of Conning to perform adequately and consistently with our expectations could significantly and negatively affect our ability to conduct our business.

      Global Preferred Re has an insurance management agreement with International Advisory Services, Ltd. ("IAS"), a subsidiary of IAS Global Captive Group, Ltd., which provides professional insurance management services to companies operating in Bermuda. C. Simon Scupham, a director of our company and of Global Preferred Re, is Chairman of Shoreline Mutual Management Ltd., a member company of IAS Global Captive Group, Ltd. Pursuant to this agreement, IAS acts as the managing agent and Principal Representative under the Insurance Act of 1978 for Global Preferred Re in Bermuda. This agreement is for an unlimited duration, but may be terminated by either party upon three months prior written notice or upon 30 days prior written notice under specified circumstances.

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IF THE LIFE AND ANNUITY PRODUCTS WE REINSURE DO NOT CONTINUE TO BE ACCEPTED IN
THE MARKETPLACE OR IF TAX REGULATIONS CHANGE WITH REGARD TO THOSE PRODUCTS, OUR BUSINESS STRATEGY COULD BE SIGNIFICANTLY AND ADVERSELY AFFECTED.

      We reinsure variable universal life insurance and variable annuity policies. No assurance can be given that variable universal life insurance and variable annuity policies will continue to be accepted in the marketplace or that we will be able to reinsure other insurance products in the future. The acceptance of variable products could be adversely affected by a substantial, prolonged decline or unusual volatility in the stock market.

      Under the Internal Revenue Code of 1986, income tax payable by policyholders on investment earnings is deferred during the accumulation period of some life insurance and annuity products. To the extent that the Internal Revenue Code is revised to reduce the tax-deferred status of life insurance and annuity products or to increase the tax-deferred status of competing products, all life insurance companies would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity and life insurance policies. In addition, life insurance products are often used to fund estate tax obligations. Congress has adopted legislation to reduce, and ultimately eliminate, the estate tax. Under this legislation, the life insurance companies that issue the policies we reinsure may face reduced demand for some of their life insurance products, which in turn could negatively affect our future reinsurance opportunities. We cannot predict what future tax initiatives may be proposed and enacted which could affect us.

COMPARABLE COMPANIES IN OUR INDUSTRY HAVE SUFFERED FROM POOR FINANCIAL PERFORMANCE, WHICH HAS ADVERSELY AFFECTED THE MARKET'S PERCEPTION OF OUR INDUSTRY. THE MARKETS' PERCEPTION OF THESE COMPARABLE COMPANIES AND INDUSTRY MAY ADVERSELY AFFECT OUR ABILITY TO ATTRACT AND RETAIN BUSINESS OR TO RAISE CAPITAL.

      Over recent years many companies in the life insurance and reinsurance industry have exhibited poor financial performance. Weak financial results in the life insurance and reinsurance industry have caused some market analysts and investors to have a negative perception of the financial viability of the industry and its members. Our status as a life reinsurance insurance company may adversely affect the market's perception of our financial and business capabilities and such a negative perception could adversely affect our ability to attract and retain business or to raise additional capital.

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT, WHICH COULD MAKE IT MORE DIFFICULT FOR US TO ATTRACT AND RETAIN BUSINESS.

      If the proposed transaction with AEGON is not completed and we elect to resume full operations, we will continue to compete with numerous national and international reinsurance companies, primary insurance companies, underwriting syndicates and other financial services providers, many of which are well established, have significant operating histories and substantially greater underwriting, marketing and administrative resources than we do. If we did resume full operations, our growth strategy would include the expansion of our relationships with IMOs and other distribution channels through the strategic use of financial incentives. Our ability to compete with other reinsurers in this market would depend upon our ability to successfully develop and maintain strong relationships with IMOs. We cannot assure you that we would be able to successfully develop such relationships. Furthermore, our inability to do so could have a material adverse effect upon our ability to implement our strategies.

WE MAY REQUIRE ADDITIONAL WORKING CAPITAL OR FINANCING TO FULLY IMPLEMENT OUR STRATEGIES TO GROW OUR BUSINESS.

      If the proposed transaction with AEGON is not completed and we elect to resume full operations, we may need to raise additional funds through loans from financial institutions and the sale of equity securities in private or underwritten public offerings. We cannot assure you that such alternatives would be available to us at an acceptable cost, if at all.

IF WE ARE UNABLE TO REALIZE OUR INVESTMENT OBJECTIVES, OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED.

      Our operating results depend in part on the performance of our investment portfolio. Our investments are selected with the objective of maximizing investment returns consistent with appropriate credit, diversification, tax and regulatory consideration, while providing sufficient liquidity to enable us to meet our obligations as a reinsurance company on a timely basis. Our ability to achieve our investment objectives is affected by general economic conditions that are beyond our control.

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      General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed income securities. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. General economic conditions, stock market conditions and many other factors can also adversely affect the equities market and, consequently, the value of any equity securities we may own. We may not be able to realize our investment objectives, which could reduce our net income significantly.

      The state insurance laws in the United States restricting the investments of insurance companies are not directly applicable to Global Preferred Re. Unlike insurance regulations in the United States, Bermuda law does not limit or regulate investments of Global Preferred Re as a long-term insurer provided that such investments are made for its potential benefit and Global Preferred Re maintains the minimum solvency margin prescribed under the Bermuda Insurance Act 1978. We have developed specific investment guidelines that stress diversification of risk, conservation of principal and liquidity, which are reviewed periodically by the Investment Committee of the board of directors.

CHANGES IN INVESTMENT MARKETS COULD CAUSE A DECLINE IN THE REVENUES WE EARN UNDER OUR COINSURANCE AND MODIFIED COINSURANCE AGREEMENTS.

      Due to the nature of the variable universal life and variable annuity products we reinsure, we are generally insulated from the direct impact of changes in the investment yields of these products. However, on an overall basis, a decline in investment yields is expected to cause a decrease in our revenues under our coinsurance and modified coinsurance agreements because the funds upon which some of our revenues are calculated would presumably be lower, resulting in a corresponding decrease in our income and a decrease in anticipated future gross profits as used in amortizing the associated deferred acquisition costs and lower earnings during future periods. Conversely, an increase in investment yields is expected to result in increased anticipated future gross profits as used in amortizing the associated deferred acquisition costs.

OUR INABILITY TO PROVIDE SATISFACTORY FINANCIAL SECURITY TO LIFE INSURANCE COMPANIES THAT REINSURE THROUGH US COULD SIGNIFICANTLY AND NEGATIVELY AFFECT OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY.

      Because we are not required to be licensed or admitted as an insurer in any jurisdiction other than Bermuda and because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security measures are in place, the majority of our reinsurance customers typically require us to obtain a letter of credit or provide other collateral through funds withheld or trust arrangements. Our letters of credit are collateralized with fixed income securities. If we were unable to increase our letter of credit capacity or were unable to do so on commercially acceptable terms or were unable to arrange for other collateral through funds withheld or trust arrangements, our ability to write new business would be significantly and negatively affected.

DUE TO THE ABSENCE OF A FINANCIAL STRENGTH RATING, IT MAY BE MORE DIFFICULT FOR US TO ENTER NEW MARKETS IF WE ELECT TO RESUME FULL OPERATIONS.

      We are not currently rated by any insurance company rating service and have not sought any rating because the absence of a financial rating has not, to date, interfered with the implementation of our business strategy. However, if the transaction with AEGON is not consummated and we elect to resume full operations, development of our future business may be affected by the absence of such a rating. Accordingly, we will seek a rating if we believe obtaining such a rating will enhance our business opportunities. We cannot assure you that we would receive a favorable rating.

OUR RESULTS OF OPERATIONS MAY FLUCTUATE FROM QUARTER TO QUARTER AND MAY NOT BE INDICATIVE OF OUR LONG-TERM PROSPECTS.

      Our results of operations may fluctuate significantly from quarter to quarter. Fluctuations may result from a variety of factors, including the volume and mix of reinsurance products we write, claim experience, policy persistency, timing of expenses and the performance of our investment portfolio. In particular, we seek to underwrite products and make investments to achieve long-term results. Accordingly, our short-term results of operations may not be indicative of our long-term prospects.

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THE NATURE OF OUR BUSINESS REQUIRES OUR MANAGEMENT TO MAKE ESTIMATES AND
ASSUMPTIONS THAT AFFECT OUR PRICING, RISK ASSESSMENT AND FINANCIAL STATEMENTS.

      The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that we deem to be sensitive to changes in estimates include deferred policy acquisition costs and future policy benefits. In addition, management is required to make estimates and assumptions that affect our pricing and risk assessments. In all instances, actual results could differ from management's estimates and have an adverse impact on our financial condition and business operations.

WE HAVE NO SIGNIFICANT OPERATIONS OTHER THAN OUR OWNERSHIP OF GLOBAL PREFERRED RE, WHICH IS REGULATED WITH RESPECT TO DECLARING OR PAYING DIVIDENDS. RESTRICTIONS ON OUR SUBSIDIARY'S ABILITY TO DECLARE AND PAY DIVIDENDS MAY HAVE A MATERIAL ADVERSE AFFECT ON OUR OPERATIONS.

      We are a holding company with no direct operations, and our principal asset is the capital stock of Global Preferred Re, which we intend to sell to AEGON pursuant to the Reorganization Agreement. Dividends and other permitted payments from our subsidiary have historically been our primary source of funds to meet ongoing cash requirements. Global Preferred Re's declaration and payment of dividends and making of distributions to us is limited under Bermuda law and regulations. Under the Insurance Act 1978 of Bermuda and related regulations, Global Preferred Re must maintain specified minimum solvency levels and is prohibited from declaring or paying dividends that would result in non-compliance. Further as a long-term insurer, Global Preferred Re must maintain long-term assets with a value of at least $250,000 more than its long-term liabilities and is prohibited from declaring or paying dividends that would result in noncompliance or if, among other things, it has reasonable grounds for believing that after making such payment it would not be able to pay its liabilities as they become due. The inability of Global Preferred Re to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations. Global Preferred Re paid no dividends to Global Preferred during the fiscal year.

OUR BUSINESS IS GEOGRAPHICALLY CONCENTRATED; THEREFORE, OUR OPERATIONS MAY BE AFFECTED BY REGULATORY, ECONOMIC, DEMOGRAPHIC AND OTHER CONDITIONS SPECIFIC TO A SMALL NUMBER OF STATES.

      Historically, a substantial portion of the policies we have reinsured were sold in a few states. Much of our reinsurance premiums and reinsured policy revenues were derived from Western Reserve. According to information provided to us by Western Reserve, of the variable universal life and variable annuity premiums from policies sold by agents associated with World Financial Group and its predecessor, on behalf of Western Reserve, a large portion of policies were sold in California. We believe that the geographic distribution of the policies we reinsure bears a similar geographic concentration. As a result of such concentration, our operations may be significantly affected by regulatory, economic, demographic and other conditions specific to California and a small number of other states.

OUR RELIANCE ON PAYMENTS FROM LIFE INSURANCE COMPANIES UNDER OUR REINSURANCE AGREEMENTS EXPOSES US TO CREDIT RISK.

      We are exposed to credit risk with respect to the payments owed to us by the life insurance companies under our reinsurance agreements. Our operating cash flow is derived entirely from reinsurance premiums and revenues those companies pay to us. An adverse change in the financial condition of a life insurance company for which we provide reinsurance, especially Western Reserve, could impair our ability to collect these balances as a general creditor, which, in turn, could result in a material, adverse effect upon our financial condition.

IF WE BECOME SUBJECT TO INSURANCE STATUTES AND REGULATIONS IN JURISDICTIONS OTHER THAN BERMUDA OR THERE IS A CHANGE TO A BERMUDA LAW OR APPLICATION OF BERMUDA LAW, THERE COULD BE A SIGNIFICANT AND NEGATIVE IMPACT ON OUR BUSINESS.

      Global Preferred Re, our wholly owned operating subsidiary, is registered in Bermuda as a long-term insurer. It is subject to regulation and supervision in Bermuda. If the transaction with AEGON is not consummated and we elect to resume full operations, these statutes and regulations may restrict our ability to write reinsurance policies, to distribute funds and to pursue our investment strategy. Bermuda insurance statutes, regulations and

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policies of the Bermuda Monetary Authority and the Minister of Finance require
Global Preferred Re to, among other things:

      -     Maintain a minimum level of capital, surplus and liquidity;

      -     Satisfy solvency standards;

      -     Restrict dividends and distributions;

      -     Obtain prior approval of ownership and transfers of shares;

      - Maintain a principal office and appoint and maintain a Principal Representative in Bermuda; and

      - Provide for the performance of certain periodic examinations of Global Preferred Re and its financial condition.

      Generally, Bermuda insurance statutes and regulations applicable to Global Preferred Re are less restrictive than those that would be applicable if Global Preferred Re were subject to the insurance laws of any state in the United States. In the past, there have been congressional and other initiatives in the United States regarding proposals to supervise and regulate insurers domiciled outside the United States. If in the future we became subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure you that we would be in compliance with those laws or that coming into compliance with those laws would not have a significant and negative effect on our business.

      If we choose to attempt to become licensed in another jurisdiction other than Bermuda, we may not be able to become licensed as the process of obtaining licenses is very time consuming and costly. The modification of the conduct of our business resulting from our becoming licensed in certain jurisdictions could significantly and negatively affect our business. In addition, our inability to comply with insurance statutes and regulations could significantly and adversely affect our business by limiting our ability to conduct business as well as subjecting us to penalties and fines.

GLOBAL PREFERRED RE MAY BECOME SUBJECT TO TAXES IN BERMUDA AFTER 2016, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

      The Bermuda Minister of Finance, under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, has given us assurance that if any legislation is enacted in Bermuda that would impose tax on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. We cannot assure you that Global Preferred Re will not be subject to any Bermuda tax after that date.

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